UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2023 (February 28, 2023)

Vivos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39796	81-3224056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (866) 908-4867

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VVOS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Overview

On February 28, 2023, Vivos Therapeutics, Inc. (the “Company” or “Vivos”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Advanced Facialdontics, LLC, a New York limited liability company (“AFD”), pursuant to which the Company acquired certain U.S. and international patents, trademarks, product rights, and other miscellaneous intellectual property from AFD (the “Acquired Assets”).

AFD’s flagship product, the Preventive Oral Device®, known as the POD® (the “POD”), is a custom single arch device with a U.S. Food and Drug Administration (“FDA”) 510(k) clearance for treating an estimated 40 million patients in the U.S. and Canada with Temporomandibular Joint Dysfunction (“TMD”) and/or Bruxism (teeth grinding or clenching), both known to be closely associated with obstructive sleep apnea (“OSA”). The Company’s primary existing products are used by dentists to treat mild to moderate OSA.

AFD’s second FDA 510(k) cleared product, known as the Night Block™, is a custom dual-arch mandibular advancement oral appliance that incorporates patented unilateral bite block technology, which can alleviate or eliminate many of the downsides of traditional oral appliance treatment such as inflammation of the TMJ, facial pain, neck pain, headaches, tension, fatigue, clenching, and grinding.

The acquisition of these novel technologies, patent portfolio, related trademarks, and product rights further enhance the Company’s existing intellectual property and technology base, enabling the Company to provide new, complementary products to many OSA patients who experience pain, discomfort, headaches, tooth loss, and other symptoms associated with TMD and Bruxism.

In addition, this acquisition will provide dentists and other healthcare professional who use the Company’s existing products with an additional treatment option for patients who do not have OSA, but suffer from jaw pain, headaches, and daytime fatigue. The Company expects to be able to manufacture the AFD products through existing manufacturing relationships.

Terms of the Asset Purchase Agreement

Pursuant to the terms of the Asset Purchase Agreement, the Company provided the following consideration for the Acquired Assets:

(i) $50,000 in cash;

(ii) 250,000 shares of unregistered common stock of the Company (“Common Stock”);

(iii) cash earnout payments based on sliding-scale percentages (from low double digits to low single digits) based on the volume of future sales of POD devices;

(iv) additional cash earnout payments based on different sliding-scale percentages (from low double digits to mid-single digits) based on the volume of future sales of non-POD devices developed by the Company utilizing the Acquired Assets;

(v) a mid-single digit royalty on revenue received from licensing the Acquired Assets to third parties, including low five-digit quarterly minimum royalties starting in 2024;

(vi) cash milestone payments of up to $225,000 in the aggregate, based upon the achievement of specified milestones related to new FDA authorizations for the Acquired Assets; and

(vii) a five-year warrant to purchase up to 400,000 shares of Common Stock with an exercise price of $0.61 per share; provided, however, that the shares of Common Stock underlying such warrant are subject to vesting only upon the achievement of specified milestones related to new FDA authorizations for the Acquired Assets.

In addition, Dr. Scott Simonetti, DDS, the founder and Chief Executive Officer of AFD, has been hired as the Company’s part-time Senior Director of Research and Development for an annual salary of $96,000.

The Company’s press release, dated March 1, 2023, relating to matters referred to herein is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated February March 1, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2023	VIVOS THERAPEUTICS, INC.

	By:	/s/ Bradford Amman
	Name:	Bradford Amman
	Title:	Chief Financial Officer